Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 3, 2018, with respect to the consolidated financial statements and schedule of RW Holdings NNN REIT, Inc., in Supplement No. 9 to the Prospectus related to Registration Statement (Form S-11 No. 333-205684) of RW Holdings NNN REIT, Inc. for the registration of 100,000,000 shares of its Class C common stock.
/s/ Ernst & Young LLP
Irvine, California
April 2, 2019